EXHIBIT 10.28
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated and effective as of the 2nd day of May, 2015, is by and between Animal Health International, Inc. (the “Company”) and John Adent (“Executive”), an individual residing in the State of Colorado.
RECITALS
Executive is currently employed by the Company as its President and Chief Executive Officer;
Executive desires to be employed by the Company as an “at will” employee;
Executive and the Company are parties to a Change in Control Agreement dated April 22, 2015 (the “CIC Agreement”), a Stockholder Agreement dated June 10, 2011 (the “Stockholder Agreement”), and a Stock Option Agreement dated November 1, 2011 (as amended, the “Stock Option Agreement”); and
The Company desires to continue to employ Executive upon a Change in Control (as defined below) and provide Executive with certain severance benefits as described below.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, the Company and Executive hereby agree as follows:
AGREEMENTS
1.Employment; Duties. The Company hereby employs Executive on an at-will basis as its President and Chief Executive Officer, and Executive hereby accepts such employment and agrees to perform services for the Company upon the terms and conditions set forth in this Agreement. Executive shall report to and be subject to the direction of the Company’s Board of Directors. Executive shall devote substantially all of Executive’s working time and efforts to the business and affairs of the Company.
2.    Compensation; Benefits; Expenses.
(a)     During Executive’s employment, the Company shall pay Executive an annual base salary (“Base Salary”) and such bonuses and other compensation as set by the Company from time to time, less applicable withholdings, payable in equal installments pursuant to the Company’s regular payroll dates and procedures. Executive shall also be eligible to participate in the incentive compensation plans associated with Executive’s position as offered by the Company from time to time. With respect to any date, the sum of (i) Executive’s then-current annual base salary and (ii) the average annual cash incentive bonus paid or payable to Executive in respect of the two most recent fiscal years ending prior to such date is referred to in this Agreement as Executive’s “Cash Compensation” as of such date. For the avoidance of doubt, if the annual cash incentive bonus for any fiscal year has not yet been paid on the date when determining Cash Compensation, the accrued and unpaid amount of such bonus for such fiscal year shall be used for purposes of such determination.
(b)     Subject to the terms of any applicable benefit plan or policy, Executive shall be eligible to receive such fringe benefits as are, and may be, made available to other executive employees of the Company from time to time in the exclusive discretion of the Company. The Company reserves the right to modify or discontinue any benefit already provided or as may be provided in the future, with or without notice, as applicable on a Company-wide basis or to all comparable Company executives.
(c)     The Company shall reimburse Executive for all reasonable and deductible out‑of‑pocket expenses which are incurred and submitted by Executive in a timely manner in connection with the performance by Executive of duties hereunder during the term of this Agreement, provided that Executive as may be required obtains prior written approval from the Company to incur such expenses and submits proper documentation in accordance with the Company’s policies and procedures in effect from time to time.
3.    Termination.
(a)     By Death. Executive’s employment hereunder shall terminate automatically upon the date of Executive’s death. The Company shall pay to Executive’s beneficiaries or estate, as appropriate, the Base Salary earned through the date of death without further obligation to Executive, except as set forth in Section 3(g).
(b)    By Disability. Executive’s employment hereunder shall terminate as consistent with applicable law on the last day of the month in which Executive becomes disabled. The Company shall pay to Executive the Base Salary earned through the date of termination without further obligation to Executive, except as set forth in Section 3(g). For this purpose, a disability is the inability of Executive to perform on a full-time basis the duties and responsibilities of his employment with the Company by reason of his illness or other physical or mental impairment or condition, if such inability continues for a period in excess of 180 days during any period of 365 days.
(c)    By Company for Cause. The Company may terminate Executive’s employment hereunder for Cause (as defined below) at any time by giving written notice to Executive. The Company shall pay to Executive the Base Salary to which he is entitled through the end of the day of such termination without further obligation to Executive.
(d)    By Company Without Cause. The Company may terminate Executive’s employment hereunder at any time without Cause. Executive agrees that the Company may dismiss him under this Section 3(d) without regard to (i) any general or specific policies (whether written or oral) of the Company relating to the employment or termination of its employees, or (b) any statements made to Executive, whether made orally or in writing, that pertain to Executive’s relationship with the Company. In the event of such termination, the Company shall pay to Executive the Base Salary to which he is entitled through the date of such termination without further obligation to Executive, except as expressly set forth in Section 4.

(e)    By Resignation. Executive may terminate employment with the Company at any time upon 30 calendar days prior written notice to the Company. The Company reserves the right to waive this notice period or any portion thereof and accelerate Executive’s separation date accordingly; provided that the Company shall pay to Executive his Base Salary though the full notice period.
(f)    By Mutual Consent. Executive and the Company may terminate this Agreement by written mutual consent pursuant to the terms as agreed upon between the parties.
(g)    Benefits or Incentive Compensation upon Termination. Upon Executive’s termination of employment for any reason, Executive’s rights and interests under the Company’s benefit or incentive compensation plans applicable to him shall be determined under the provisions of those respective plans.
(h)    Officer and Director Status. Upon Executive’s termination of employment for any reason, Executive shall be deemed to have resigned from any and all officer and director positions, if any, Executive may then hold with the Company and its affiliates, in each case effective upon such termination of employment.
(i)    Surrender of Records and Property. Upon termination of his employment with the Company for any reason, or at the Company’s earlier request, Executive shall deliver promptly to the Company originals and all copies of all records, manuals, books, blank forms, documents, letters, memoranda, notebooks, reports, data, tables, or calculations, including notes relating to the same, whether in tangible or electronic format or media, that are the property of the Company or its affiliates or that relate in any way to the business, products, practices or techniques of the Company or its affiliates and all other property, trade secrets and confidential information of the Company or its affiliates, including, but not limited to, all office keys, security cards, credit cards, office equipment, computer hardware and software, company products and prototypes, and all documents or electronic records which in whole or in part contain any trade secrets or confidential information of the Company or its affiliates, that in any of these cases are in his possession or under his control. Executive may not retain any copies of the documents referred to in this Section 3(i), other than agreements and other instruments under which Executive has binding legal obligations. To the extent that Executive has downloaded or stored any proprietary, privileged, confidential or trade secret information belonging to the Company or its affiliates on any personal, non-Company electronic media in Executive’s possession, custody, or control, such as computers, cell phones, hand-held devices, back-up devices, zip drives, and the like, Executive agrees to promptly contact the Company to arrange for transfer of such documents and information back to the Company and for destruction of such documents and information on Executive’s personal electronic media.
(j)    Survival. Notwithstanding any termination of this Agreement or Executive’s employment hereunder, Executive shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of Executive’s employment, including without limitation the provisions of Sections 3(i) and 5.

4.    Severance Payments and Benefits
(a)    In Connection With Change in Control. Subject to the conditions set forth below, if a Change in Control occurs and Executive’s employment is terminated involuntarily by the Company in a termination not For Cause, or if Executive terminates his employment with the Company for Good Reason, in either case within 30 days prior, on the date of, or within two years following, such Change in Control, Executive will be entitled to the following:
(i)    Severance pay in an amount equal to two times Executive’s Cash Compensation as of effective date of termination.
(ii)    Provided Executive elects COBRA coverage and otherwise satisfies all obligations and requirements in order to receive continued health, dental and vision insurance coverage, the Company will make 18 months (or other maximum number of months of allowable COBRA continuation coverage for Executive under federal law during the Severance Period (as defined below)) of COBRA coverage payments, so long as such payments are permitted under applicable laws and regulations without the incurrence of any taxes or penalties by the Company or any of its affiliates (including without limitation, pursuant to Section 2716 of the Public Health Service Act); provided that if the Company is unable to continue to cover Executive and/or his beneficiaries under applicable laws and regulations without incurring taxes or penalties, then, an amount equal to each remaining COBRA coverage payment shall thereafter be paid to Executive in monthly installments over the remainder of continuation coverage period; provided, further, that, notwithstanding the foregoing, such payments shall cease immediately upon the date Executive first becomes eligible for coverage under the group health plan of a subsequent employer or service recipient.
(iii)    Payment equal to a prorated portion of Executive’s expected annual cash incentive bonus for the fiscal year in which the effective date of termination occurs based on actual Company and/or individual performance through the effective date of termination, prorated based on the number of calendar days in such fiscal year in which Executive was employed by the Company (the “Prorated Bonus”). The amount of the Prorated Bonus shall be determined by the Company in its sole discretion, taking into account any monthly bonus accruals for purposes of the Company’s financial accounting in the fiscal year in which the effective date of termination occurs, the Company’s historical bonus practices and the then-current business conditions.
(iv)    Notwithstanding anything to the contrary herein, this Section 4(a) shall be of no force or effect and Executive shall have no rights to any payments or benefits hereunder following the second anniversary of the first Change in Control following the date hereof (or, if Executive becomes entitled to severance payments or benefits under this Section 4(a) prior to such second anniversary, the last day of the Severance Period) (the “Severance Termination Date”).
(b)    Other than in Connection With Change in Control. Subject to the conditions set forth below, if a Change in Control occurs and Executive’s employment is terminated involuntarily by the Company in a termination not For Cause, or if Executive terminates his employment with the Company for Good Reason, in either case on or after two years following such Change in Control, Executive will be entitled to severance pay in an amount equal to 12 months of Executive’s Base Salary.
(c)    The severance pay described in Section 4(a)(i) or 4(b), as applicable (“Severance Pay”) and Prorated Bonus, if applicable, will be paid in substantially equal installments during the period commencing on the later of (i) the effective date of termination and (ii) the date of the Change in Control (the “Severance Commencement Date”), and ending on the second anniversary of the Severance Commencement Date (in the case of payments under Section 4(a)) or the first anniversary of the Severance Commencement Date (in the case of payments under Section 4(b)) (the “Severance Period”), in accordance with the Company’s regular payroll practices, provided that (1) Executive signs and does not revoke a waiver and release agreement in the form acceptable to the Company on or prior to the 60th day following the Severance Commencement Date; and (2) any revocation period of such waiver and release agreement has expired as of such 60th day; provided, further, that no portion of the Severance Pay or Prorated Bonus shall be made on or prior to the 60th day following the Severance Commencement Date (and any amount that would have otherwise been paid prior to such 60th day shall be paid on the first payroll date on or following such 60th day), subject to execution and non-revocation of the waiver and release agreement in accordance with this Section 3.
(d)    As clarification, (i) no severance pay or benefits shall be due or paid if Executive’s termination of employment is For Cause, or as a result of Executive’s death, disability, voluntary resignation (not for Good Reason) or retirement, and (ii) to the extent Executive is entitled to any severance pay or benefits under this Agreement upon termination of employment, such severance pay and/or benefits shall represent the sole severance pay or benefits to which Executive is entitled and Executive hereby waives any other right to severance pay or benefits upon such termination.
5.    Covenants.
(a)    Restrictive Covenants. Executive acknowledges and agrees that, in consideration for the Company’s obligations set forth herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged and agreed, from the date of this Agreement during employment and through the last day of the Severance Period, Executive shall be subject to, and comply with, the restrictive covenants set forth on Exhibit A; provided, however, that in the event that during such period Executive is terminated or resigns and is not entitled to severance or benefits hereunder, then notwithstanding the foregoing, Executive shall be subject to the terms of Exhibit A through the second anniversary of the date of such termination or resignation.
(b)    Non-disclosure Covenant. Except as directed by the Company or as may be required in the proper discharge of Executive’s employment hereunder, Executive shall not, during the term of his employment by the Company or at any time thereafter regardless of the reason for termination, directly or indirectly, divulge, furnish or make accessible to anyone or use in any way any confidential, trade secret, privileged, or proprietary information of the Company or its customers, including without limitation, whether or not reduced to writing and whether in computerized, electronic, or other form, any customer lists, customer files or information, account information, planning and financial information, contracts, sales and marketing information, insurance information, business strategy or opportunities for new or developing business, that Executive has prepared, acquired or become acquainted with during his employment by the Company, whether developed by Executive or others. Executive acknowledges that the above-described knowledge or information is the property of the Company that constitutes a unique and valuable asset and represents a substantial investment by the Company, and that any disclosure or other use of such knowledge or information, other than for the sole benefit of the Company, would be wrongful and would cause irreparable harm to the Company. Executive agrees to at all times maintain the confidentiality of such knowledge or information, to refrain from any acts or omissions that would reduce its value to the Company, and to take and comply with reasonable security measures to prevent any accidental or intentional disclosure or misappropriation. Executive specifically understands and agrees that he has no right to, and shall not without the Company’s express written permission, download any of the Company’s confidential, trade secret, privileged, or proprietary information onto any electronic storage device or send any such information by email to any email address owned by Executive or by any person other than the Company. The foregoing obligations of confidentiality shall not apply to any knowledge or information the entirety of which is now or subsequently becomes generally and publicly known, other than as a direct or indirect result of the breach of this Agreement by Executive or a breach of a confidentiality obligation owed to the Company by any third party. In the event Executive is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other process) to disclose any proprietary, privileged, confidential or trade secret information belonging to or relating to the Company, Executive agrees to provide the Company with prompt notice of any such request or requirement so that the Company may seek an appropriate protective order or waive his compliance with the provisions of this Agreement.
(c)    Assignment of Intellectual Property. Executive will promptly disclose in writing to the Company complete information concerning each and every invention, discovery, improvement, device, design, apparatus, practice, process, method or product, whether patentable or copyrightable or not, made, developed, perfected, devised, conceived or first reduced to practice by Executive, either solely or in collaboration with others, during the period of Executive's employment hereunder, whether or not during regular working hours, relating either directly or indirectly to the business, products, practices or techniques of the Company or its affiliates (hereinafter referred to as "Developments"). Executive will keep reasonably complete accounts, notes, data and records of all Developments in the manner and form requested by the Company. Executive, to the extent that he has the legal right to do so, hereby acknowledges that any and all of such Developments are the property of the Company and hereby assigns and agrees to assign to the Company any and all of Executive’s right, title and interest in and to any and all of such Developments. Upon request and whether during the period of Executive's employment hereunder or thereafter, Executive will do all lawful acts, including, but not limited to, the execution of papers and lawful oaths and the giving of testimony, that in the opinion of the Company may be necessary or desirable in obtaining, sustaining, reissuing, extending and enforcing United States and foreign letters patent, including, but not limited to, design patents, or other applicable registrations, on any and all of such Developments, and for perfecting, affirming and recording the Company’s complete ownership and title thereto, and to cooperate otherwise in all proceedings and matters relating thereto. The provisions of this Section 5(c) shall not apply to any Development meeting the following conditions: (a) such Development was developed entirely on Executive's own time; and (b) such Development was made without the use of any Company equipment, supplies, facility or trade secret information; and either (c) such Development does not result from any work performed by Executive for the Company, or (d) such Development does not relate (i) directly to the business of the Company or (ii) to the Company’s actual or demonstrably anticipated research or development.
6.    Section 280G.
(a)    Except as otherwise provided in Section 6(b) below, in the event that it shall be determined that any right to receive any payment or other benefit under this Agreement to or for the benefit of Executive, would, in whole or part, when aggregated with any other right, payment or benefit to or for Executive under all other agreements or benefit plans of the Company and its affiliates (the payments and benefits under this Agreement and such other rights, payments and benefits, collectively, the “Payments”), be nondeductible by the Company (or other person making such payment or providing such benefit) as a result of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and/or would subject Executive to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”) then, to the extent necessary to make the Payments deductible and to exempt the Payments from the Excise Tax (but only to such extent and after taking into account any reduction in the Payments relating to Section 280G of the Code under any other plan, arrangement or agreement), the Payments shall be reduced (if necessary, to zero). The Payments shall be reduced by the Company in its reasonable discretion in the following order: (i) first, the Severance Pay and Prorated Bonus, (ii) second, any other cash payments or benefits otherwise payable to Executive that are exempt from Section 409A (as defined below), but excluding any payment attributable to the acceleration of vesting or payment with respect to any stock option or other equity award with respect to the Company's securities that are exempt from Section 409A, (iii) third, any other payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A, but excluding any payment attributable to the acceleration of vesting and payment with respect to any stock option or other equity award with respect to the Company's securities that are exempt from Section 409A, and (iv) fourth, any payments attributable to the acceleration of vesting or payment with respect to any stock option or other equity award with respect to the Company's securities that are exempt from Section 409A.
(b)    Notwithstanding any other provision of this Agreement, the provisions of Section 6(a) above shall not apply to reduce the Payments if the Payments that would otherwise be nondeductible under Section 280G of the Code and/or would subject Executive to the Excise Tax are disclosed to and approved by the Company’s stockholders in accordance with Section 280G(b)(5)(B) of the Code and the Department of Treasury regulations thereunder.
(c)    The Company shall use commercially reasonable efforts to prepare and deliver to its stockholders the disclosure required by Section 280G(b)(5)(B) of the Code with respect to the Payments and seek the approval of the Company’s stockholders pursuant to subsection (b) above.
7.    Definitions.
(a)    “Change in Control” means any of the following:
(i)    Any sale of all or substantially all of the assets of the Company to any other person or entity (other than the Company or any of its subsidiaries, or any employee benefit plan maintained by the Company or any of its subsidiaries); or
(ii)    A change in beneficial ownership or control of the Company effected through a transaction or series of transactions (other than an offering of common stock or other securities to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company, any of its subsidiaries, any Principal Stockholder, or any employee benefit plan maintained by the Company or any of its subsidiaries), directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; provided that such sale or transaction constitutes a “change of control event” (within the meaning of Treasury Regulation Section 1.409A-3(i)(5)).
(b)    “Company” means, except as set forth in Exhibit A, Animal Health International, Inc., or any successor thereto. If the Company consolidates or merges into or with, or transfers all or substantially all of its assets to another corporation or entity or otherwise consummates a Change in Control, the Company may, in its discretion, assign any or all obligations and liabilities under this Agreement to another person or entity and, following such assignment, the term “Company” as used herein shall mean such other person or entity (or, in the case of Exhibit A, such other person or entity and its parent, affiliated and related entities, and any of their respective direct or indirect subsidiaries), and this Agreement shall continue in full force and effect.
(c)    For Cause. Executive’s employment shall be considered terminated “For Cause” upon the occurrence of any of the following events:
(i)    willful failure by Executive to perform his or her duties;
(ii)    commission by or conviction of such Executive of, or plea of guilty or nolo contendere to, any felony or any crime involving moral turpitude;
(iii)    gross or intentional misconduct by such Executive or in connection with the performance of any material portion of his or her duties for the Company or any of its subsidiaries;

(iv)    material violation of any rule or policy of the Company or its subsidiaries as determined reasonably and in good faith by the Company;
(v)    Executive’s breach of the Stockholder Agreement; or
(vi)    Executive’s breach of the Stock Option Agreement or any other written agreement between Executive and the Company (including, without limitation, any breach of the restrictive covenants thereunder).
(c)    Good Reason. Executive’s voluntary resignation of his employment will be considered to be with “Good Reason” if Executive terminates his employment with the Company as a result of the occurrence of any of the following, unless he has consented thereto in writing:
(i) any material adverse change by the Company in such Executive’s job title, duties, responsibility or authority (provided that a modification in the person or entity to whom Executive reports as a result of the transition of the Company (or its underlying business) into a subsidiary or division of a larger entity in connection, or the change of Executive’s job title (along with commensurate duties, responsibility and authority) to President, in either case in connection with a Change in Control shall not constitute a material adverse change under this subsection (i));
(ii) failure by the Company to pay any material amount of base salary or bonus when due to such Executive;
(iii) the termination or denial of such Executive’s right to participate in material employment-related benefits that are offered to similarly-situated employees;
(iv) such Executive is required to have his/her principal location of work changed to any location that is in excess of 50 miles from such Executive’s principal location of work as of the date hereof; or
(v) a reduction by the Company in (A) Executive’s Base Salary, except for across the board reductions similarly affecting (i.e. by the same or lesser percentage) all other similarly compensated employees or (B) following a Change in Control, any comparable bonus components of Executive’s Cash Compensation.
In order for a termination to be considered for Good Reason under this Agreement, Executive must notify the Company in writing of the event that is purported to constitute Good Reason (which notice must be provided not later than the 30th day following the later of the occurrence of the event purported to constitute Good Reason or such Executive’s notice thereof) and then the termination may be considered for Good Reason only if (1) the Company fails to cure such event within 90 days after the Company’s receipt of such written notice, or such shorter period as may be designated in writing by the Company, and (2) such Executive actually resigns within 30 days following the expiration of such 90-day (or shorter) period.

(d)    “Principal Stockholder” means each of (i) R.C. Hummel, (ii) Park L. Loughlin, (iii) Green Equity Investors V, L.P., (iv) Green Equity Investors Side V, L.P., (v) LGP Animal Coinvest, LLC, (vi) the subsidiaries and affiliates of each of the persons or entities described in subsections (i) through (v) (excluding the Company and its subsidiaries) and (vii) any trusts, the beneficiaries of which include any of the persons or entities described in subsections (i) through (vi).
8.    Dispute Regarding “Cause” or “Good Reason”. In the event that there is a dispute between Executive and the Company as to whether “Cause” for termination exists or whether a resignation was for “Good Reason”, such dispute shall be resolved by arbitration in accordance with Section 11 below, and the payments or deliveries, if any, to be made by the Company in connection with Section 4 shall be delayed until the final resolution of such dispute in such arbitration, to the extent permitted under Section 409A.
9.    No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.
10.    Injunctive Relief. Each party acknowledges that any breach of this Agreement by it or him would cause irreparable injury to the other party for which money damages alone would not constitute an adequate remedy. Accordingly, each party agrees that the other party shall be entitled to seek injunctive relief to enforce the obligations under this Agreement. The party seeking injunctive relief shall not be required to post any bond or other security in order to obtain such injunctive relief.
11.    Arbitration. Any and all claims, disputes, controversies, or disagreements of any kind whatsoever arising out of or relating to this Agreement shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules; provided that the Company may bring claims against Executive to seek injunctive relief under this Agreement in a court of competent jurisdiction. Such arbitration shall be conducted in Denver, Colorado.
Notwithstanding any laws, rules or regulations that may provide for class action litigation, the arbitrator will have no authority to consider a class action by one or more executives or employees; nor will the arbitrator have authority to otherwise preside over any form of a representative or class proceeding. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. The award of the arbitrator may be enforced in any court of competent jurisdiction. BY SIGNING THIS AGREEMENT, EXECUTIVE AND COMPANY ARE EACH GIVING UP HIS/HER/ITS RIGHT TO A JURY TRIAL AND, EXCEPT AS PROHIBITED BY LAW, HIS/HER/ITS RIGHT TO PARTICIPATE IN A CLASS ACTION BECAUSE, EXCEPT AS OTHERWISE SET FORTH IN THIS SECTION 11, ALL CLAIMS WILL BE RESOLVED EXCLUSIVELY THROUGH ARBITRATION. EXECUTIVE AND COMPANY AGREE THAT EACH MAY BRING CLAIMS AGAINST THE OTHER ONLY IN HIS/HER/ITS INDIVIDUAL CAPACITY AND

NOT AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING.
12.    Attorney Fees. If any arbitration, proceeding or action at law or in equity, including any action for declaratory or injunctive relief, is brought which arises out of this Agreement, or which seeks to enforce or interpret this Agreement or to seek damages for its breach, the prevailing party shall be entitled to recover reasonable attorney fees from the non-prevailing party, which fees may be set by the court or arbitration in the trial of such action, or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief which may be awarded. For purposes of this Section 12, Executive will not be deemed to be a “prevailing party” unless he obtains a final award that is in an amount equal or greater to the Cash Compensation and that is not subject to appeal (and that, but for any action for relief by Executive, would not have equaled or exceeded such amount).
13.    Severability and Reformation. The parties hereto intend all provisions of this Agreement to be enforced to the fullest extent permitted by law, and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid, or unenforceable under present or future law. If any provision of this Agreement or any application thereof shall be held to be invalid, illegal or unenforceable, then, subject to Section 9 of Exhibit A, the validity, legality and enforceability of such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance.
14.    Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by recognized overnight delivery service to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:
If to the Company:
Animal Health International, Inc.
822 7th Street, Suite 740
P.O. Box 1240
Greeley, CO 80632-1240
Attn: Chief Financial Officer

If to Executive:
8275 Sunset Peak Ct.
Fort Collins, CO 80528
The address on record at the Company

Notice so given shall, in the case of notice so given by mail, be deemed to be given and received on the fourth calendar day after posting, in the case of notice so given by overnight delivery service or personal delivery, on the date of actual delivery, which date may be established by the regular business records of any recognized overnight delivery service.
15.    409A Provisions.
(a)    Notwithstanding any other provision of this Agreement to the contrary, the parties agree that this Agreement is intended to comply with or be exempt from Section 409A of the Code, and the regulations and guidance promulgated thereunder (collectively “Section 409A”), and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. In no event will the Company or its affiliates be liable for any additional tax, interest or penalties that may be imposed on Executive under Section 409A or any damages for failing to comply with Section 409A.
(b)    Notwithstanding any other provision of this Agreement to the contrary, to the extent that any payment under this Agreement constitutes “nonqualified deferred compensation” under Section 409A, the following shall apply to the extent Section 409A is applicable to such payment:
(i)    Any payable that is triggered upon Executive’s termination of employment shall be paid only if such termination of employment constitutes a “separation from service” under Section 409A;
(ii)    For purposes of Section 409A, Executive’s right to receive installment payments of any severance amount, if applicable, shall be treated as a right to receive a series of separate and distinct payments;
(iii)    To the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year; and
(iv)    In the event that Executive is deemed on the date of termination to be a “specified employee” as defined in Section 409A, then with regard to any payment or the provision of any benefit that is subject to Section 409A and is payable on account of a separation from service (as defined in Section 409A), such payment or benefit shall be delayed for until the earlier of (a) the first business day of the seventh calendar month following such termination of employment, or (b) Executive’s death. Any payments delayed by reason of the prior sentence shall be paid in a single lump sum, without interest thereon, on the date indicated by the previous sentence and any remaining payments due under this Agreement shall be paid as otherwise provided herein.

16.    Governing Law and Venue. This Agreement is to be governed by and construed in accordance with the laws of the State of Colorado without regard to the conflicts of law principles of any jurisdiction.
17.    Entire Agreement and Amendment. This Agreement contains the entire understanding and agreement between the parties, except as otherwise specified herein, and supersedes any other agreement between Executive and the Company, including the CIC Agreement, but not including the Stockholder Agreement or the Stock Option Agreement, whether oral or in writing, with respect to the subject matter hereof. This Agreement may not be altered or amended, nor may any of its provisions be waived, except by a writing signed by both parties hereto or, in the case of an asserted waiver, by the party against whom the waiver is sought to be enforced.
18.    No waiver. No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived, and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.
19.    Counterparts. This Agreement may be executed in counterparts, with the same effect as if both parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
THE COMPANY:

ANIMAL HEALTH INTERNATIONAL, INC.

By: /s/ David R. Wagley
Its: Executive VP and CFO

EXECUTIVE:

/s/ John Adent

John Adent

EXHIBIT A
Restrictive Covenants
Capitalized terms not defined in this Exhibit A shall have the meanings set forth in the agreement to which it is attached.
(a)Executive agrees that information about the Company, including without limitation, financial information, sales techniques, trade secrets, systems, procedures, manuals, confidential reports, customers and principals, as well as the nature and type of services rendered and products or goods sold by the Company and the fees or prices charged by it, and any other information about the operations of the Company, that Executive learns while employed by the Company is confidential information and proprietary to the Company. Executive agrees not to directly or indirectly disclose such information or use or reproduce or otherwise deal with such information. Without limiting the effect of the preceding sentence, Executive agrees not to use such information in any way which is or is likely to be directly or indirectly detrimental to the interests of the Company. Upon termination of employment, Executive (or, upon death, the estate of Executive) will return to the Company all confidential information received and will certify in writing to the Company that Executive (or, upon death, the estate of Executive) has not made or retained copies thereof and has made no distribution of such information to others. Upon and following termination of employment for any reason, Executive agrees to continue to treat all confidential information as private and privileged, and proprietary to the Company, and will not use for the benefit of Executive or any other person or entity, or release, divulge, or disclose any of such confidential information to any person or entity. Executive agrees that upon termination of employment for any reason, Executive will reconfirm these confidentiality obligations.
(b)Executive agrees that, while an employee of the Company and for a period of two years after the date of termination of his employment for any reason (the “Restricted Period”), Executive shall not, directly or indirectly, engage in any Competitive Employment.
(c)Executive agrees that, while an employee of the Company, and during the Restricted Period, Executive shall not, directly or indirectly, solicit for employment or hire, for the benefit of Executive or for another, any persons employed by the Company at the date of termination of Executive’s employment or within six months prior thereto or any persons employed by the Company at the time of solicitation or hire.
(d)Executive agrees that, while an employee of the Company, and during the Restricted Period, Executive shall not, directly or indirectly, (a) interfere with the business relationships of or solicit the business of any customer or supplier of the Company with whom Executive has had contact as of the date of termination of employment or during a period of twelve months prior thereto, or solicit the business of any potential customer or supplier that has been previously identified as a business prospect by the Company at any time during the twelve-month period preceding the Restricted Period; or (b) actively encourage any customer, supplier, vendor or any other person or entity to cease doing business with the Company.
(e)Executive agrees that, while an employee of the Company and thereafter, Executive shall not disparage the Company, any of its products or practices, or any of its directors, officers,

Exhibit A

employees, agents, representatives, partners, members, equity holders or affiliates, either orally or in writing, at any time; provided that Executive may confer in confidence with his legal representatives and make truthful statements as required by law.
(f)Prior to accepting other employment or any other service relationship during the Restricted Period, Executive shall provide a copy of this Exhibit A to any recruiter who assists Executive in obtaining other employment or any other service relationship and to any employer or other person or entity with which Executive discusses potential employment or any other service relationship.
(g)For purposes of this Exhibit A, (a) “Company” shall mean Animal Health International, Inc., and its parent, affiliated and related entities, and any of their respective direct or indirect subsidiaries, (b) “Competitive Business” means any business which competes in the business of distribution of animal health products and supplies to the livestock industry, or to equine or companion animal veterinarians or any other business conducted or engaged in by the Company or any of its subsidiaries or in a business, which as of the date of termination of employment, the board of directors (including any committee) or senior management of the Company has taken active steps to engage in or acquire and (c) “Competitive Employment” means Executive’s entering the employ of, or rendering any services to, any person or entity engaged in a Competitive Business or Executive’s becoming interested (other than as a result of ownership of less than two percent (2%) of an outstanding class of Marketable Securities) in any Competitive Business, directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent employee, trustee, consultant, or in any other relationship or capacity, (d) “Marketable Securities” means securities that are freely tradeable by the holder on The New York Stock Exchange, AMEX or The Nasdaq National Market and in which there is sufficient trading activity and volume to allow for the orderly disposition of such securities by the holders.
(h)If Executive violates any of the covenants in this Exhibit A and the Company brings legal action for injunctive or other relief, the Company shall not, as a result of the time involved in obtaining the relief, be deprived of the benefit of the full period of such covenants. Accordingly, the Restricted Period shall be deemed to extend from the date the relief is granted for the number of years set forth above, but reduced by the time between the date when the restriction initially began to run and the date of the first violation of this Exhibit A by Executive.
(i)If any court or arbitrator shall determine that the scope, duration or other limitations of the restrictions contained in this Exhibit A are unenforceable, the restrictive covenants shall not be terminated, but shall be deemed amended to the extent required to render them valid and enforceable. Executive agrees that if Executive violates any of the covenants or agreements contained in this Exhibit A, the Company shall be entitled to an accounting and recovery of all damages incurred, and all profits, compensation, commissions, remuneration or other benefits that Executive directly or indirectly realized as a result of, growing out of or in connection with any such violation. These remedies shall be in addition to, and not in limitation of, any injunctive relief or other rights or remedies to which the Company is or may be entitled at law, in equity or under this Agreement. Executive agrees that (a) a breach of the covenants contained in this Exhibit A will cause irreparable damage to the Company, the exact amount of which will be difficult or impossible

Exhibit A

to ascertain, (b) the remedy at law for a breach of any provision of the covenants contained herein will be inadequate and (c) in addition to any other remedies it may have in the event of breach, the Company may seek injunctive relief or other equitable remedies, without the necessity of proving actual damage or posting a bond or other security.
(j)The covenants contained in this Exhibit A are independent, and the existence of any claim or cause of action of Executive against the Company or any subsidiary or affiliate, whether predicated on this Agreement or any other agreement or circumstance, shall not constitute a defense to the enforcement of such covenants.
(k)Executive acknowledges that (a) sufficient consideration has been given by each party to this Agreement to the other as it relates hereto; (b) Executive has been advised to consult with independent legal counsel regarding his rights and obligations under this Agreement, including those set forth in this Exhibit A; (c) Executive fully understands the terms and conditions contained herein; (d) the scope of the business of the Company is independent of the location (such that it is not practical to limit the restrictions contained in this Exhibit A to a specified state, city or part thereof); (e) Executive is a member of the Company’s executive and management personnel, the restrictions and agreements in this Exhibit A are reasonable and necessary for the protection of the Company and its confidential information, goodwill and other legitimate business interests and, without such protection, the Company’s customer and client relationships and competitive advantage will be materially adversely affected; and (f) the agreements in this Exhibit A are an essential inducement to the Company to enter into this Agreement and they are in addition to, rather than in lieu of, any similar or related covenants to which Executive is party or by which he is bound. Executive further acknowledges that the restrictions contained in this Exhibit A shall not impose an undue hardship on him since he has general business skills which may be used in industries other than that in which the Company conducts its business and shall not deprive Executive of his livelihood.

Exhibit A